Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement of Xos, Inc. on Form S-8 dated July 26, 2024 of our report dated March 8, 2024, with respect to the consolidated financial statements of ElectraMeccanica Vehicles Corp., which report appears in the Form 8-K/A of Xos, Inc. dated June 4, 2024.

/s/ KPMG LLP

Chartered Professional Accountants

July 26, 2024

Vancouver, Canada